Exhibit 99.1

Lions Gate Amends Consent Solicitation for 10.25% senior secured second-priority notes due 2016

SANTA MONICA, CA, and VANCOUVER, BC, May 10, 2011 — Lions Gate Entertainment Inc., a wholly owned subsidiary of Lions Gate Entertainment Corp.  (the “Company”) (NYSE: LGF) previously announced that it is soliciting consents from the holders of its outstanding $236 million 10.25% senior secured second-priority notes due 2016 (CUSIP Nos. 53626YAB4 and U53648AA6) (the “Notes”), to effect certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes.

LGEI announced today that it is amending the Proposed Amendments to enable LGEI to issue additional notes having the same terms as the Notes, except for the issue date, issue price and first interest payment, in an aggregate principal amount of up to $200 million, instead of up to $150 million as previously contemplated by LGEI’s Consent Solicitation Statement dated May 5, 2011 (the “Statement”).

LGEI is also increasing the consent payment to be paid to holders of the Notes who validly deliver their consents prior to 5:00 p.m., New York City time, on May 12, 2011.  LGEI is now paying holders a consent payment of $23.75 per $1,000 principal amount of the Notes, instead of $20.

This announcement constitutes an amendment to the Statement and related Consent and Letter of Transmittal (the “Letter of Transmittal”).  All references to $150 million in the Statement and Letter of Transmittal are hereby changed to $200 million and all references in the Statement and Letter of Transmittal to a consent payment of $20 are hereby changed to $23.75.  All other terms and conditions of the consent solicitation will remain as described in the Statement and the Letter of Transmittal.  The completion, execution and delivery of the Letter of Transmittal will be deemed to constitute a consent to the revised terms of the consent solicitation as stated in the Statement and Letter of Transmittal, as amended by this press release.  LGEI has determined that this amendment to the Statement and the Letter of Transmittal constitutes a material change in the terms of the solicitation for the purpose of Section 7 of the Statement. Accordingly, any holder of Notes who has previously delivered its consent may revoke such consent in accordance with the terms of the Statement and the Letter of Transmittal, and any holder who delivers its consent following this announcement may not revoke such consent except following a later material change or waiver of a material condition, if any, in accordance with the terms of the Statement.

Neither this press release nor the related Current Report on Form 8-K filed today constitutes an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to any securities.  The consent solicitation is not being made in any jurisdiction in which the consent solicitation is unlawful.  The consent solicitation is made solely by means of the Statement and the Letter of Transmittal, as amended by this press release.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements related to LGEI’s intention to solicit consents to the Proposed Amendments.  These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.  Except as required by federal securities laws, the Company does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

For further information, contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com